IMMUCELL CORPORATION

                                           Exhibit 10.1

Limited Liability Company Agreement of AgriCell Company, LLC dated as of September 10, 1996 between the Registrant and Agri-Mark, Inc., of Methuen, MA.

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                             AGRICELL COMPANY, LLC

                        Dated as of September 10, 1996

                   LIMITED LIABILITY COMPANY AGREEMENT OF

                           AGRICELL COMPANY, LLC

                               TABLE OF CONTENTS
                                                                          Page

ARTICLE I   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II  Formation of the Company . . . . . . . . . . . . . . . . . . . . 4

  2.1. Formation and Name of Company . . . . . . . . . . . . . . . . . . . . 4
  2.2. Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  2.3. Registered Office; Registered Agent . . . . . . . . . . . . . . . . . 5
  2.4. Principal Place of Business . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE III Rights and Obligations of Members; Voting Rights . . . . . . . . 5

  3.1. Members . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  3.2. Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
  3.3. Liability of Members. . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE IV  Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

  4.1. Management Generally. . . . . . . . . . . . . . . . . . . . . . . . . 5
  4.2. Authority of Manager. . . . . . . . . . . . . . . . . . . . . . . . . 6
  4.3. Limitations on Authority. . . . . . . . . . . . . . . . . . . . . . . 6
  4.4. Reliance by Third Parties.. . . . . . . . . . . . . . . . . . . . . . 7
  4.5. Activities of Manager . . . . . . . . . . . . . . . . . . . . . . . . 7
  4.6. Exculpation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  4.7. Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
  4.8. Payment of Costs and Expenses . . . . . . . . . . . . . . . . . . . . 8
  4.9. Resolution of Deadlocks . . . . . . . . . . . . . . . . . . . . . . . 8

ARTICLE V   Capital Contributions and Capital Accounts . . . . . . . . . . . 9

  5.1. Capital Contributions . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.2. Capital Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  5.3. Determination of Certain Matters. . . . . . . . . . . . . . . . . . . 9

ARTICLE VI  Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . 9

  6.1. General Allocations . . . . . . . . . . . . . . . . . . . . . . . . . 9
  6.2. Priority Income and Final Year Allocations. . . . . . . . . . . . . . 9
  6.3. Special Allocations . . . . . . . . . . . . . . . . . . . . . . . . .10
  6.4. Allocations for Tax Purposes. . . . . . . . . . . . . . . . . . . . .11

ARTICLE VII Distributions and Withdrawals. . . . . . . . . . . . . . . . . .11

  7.1. Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  7.2. Priority Distribution . . . . . . . . . . . . . . . . . . . . . . . .11
  7.3. Withdrawals . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
  7.4. Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
  7.5. Source of Distributions . . . . . . . . . . . . . . . . . . . . . . .12
  7.6. Tax Withholding.. . . . . . . . . . . . . . . . . . . . . . . . . . .12

ARTICLE VIII        Transfers of Members' Interests. . . . . . . . . . . . .12

  8.1. Transfer of Interest. . . . . . . . . . . . . . . . . . . . . . . . .12
  8.2. Conditions of Transfer. . . . . . . . . . . . . . . . . . . . . . . .12
  8.3. Admission of New Members. . . . . . . . . . . . . . . . . . . . . . .13
  8.4. Involuntary Assignment by a Member. . . . . . . . . . . . . . . . . .13
  8.5. Withdrawal of Members . . . . . . . . . . . . . . . . . . . . . . . .14

ARTICLE IX  Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . .14

  9.1. Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
  9.2. Winding Up and Liquidation. . . . . . . . . . . . . . . . . . . . . .14
  9.3. Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
  9.4. Settling of Accounts. . . . . . . . . . . . . . . . . . . . . . . . .15
  9.5. Distribution of Proceeds. . . . . . . . . . . . . . . . . . . . . . .15
  9.6. Disposition and Use of the ISEP System. . . . . . . . . . . . . . . .16
  9.7. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
  9.8. Filing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17

ARTICLE X   Tax Returns; Reports to Members. . . . . . . . . . . . . . . . .17

  10.1.     Filing of Tax Returns. . . . . . . . . . . . . . . . . . . . . .17
  10.2.     Tax Matters Member . . . . . . . . . . . . . . . . . . . . . . .17
  10.3.     Reports to Members . . . . . . . . . . . . . . . . . . . . . . .17
  10.4.     Records to be Kept.  . . . . . . . . . . . . . . . . . . . . . .18
  10.5.     Inspection of Company Records. . . . . . . . . . . . . . . . . .18

ARTICLE XI  Additional Agreements of the Members . . . . . . . . . . . . . .18

  11.1.     License by ImmuCell. . . . . . . . . . . . . . . . . . . . . . .18
  11.2.     Additional Services Provided by Members. . . . . . . . . . . . .19
  11.3.     Patents and Improvements . . . . . . . . . . . . . . . . . . . .19

ARTICLE XII Dispute Resolution . . . . . . . . . . . . . . . . . . . . . . .20

ARTICLE XIII        Miscellaneous. . . . . . . . . . . . . . . . . . . . . .20

  13.1.     Representations and Warranties of the Members. . . . . . . . . .20
  13.2.     Successors and Assigns . . . . . . . . . . . . . . . . . . . . .21
  13.3.     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.4.     Choice of Law. . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.5.     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.6.     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.7.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.8.     Severability.. . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.9.     Seal. .. . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
  13.10.    Gender and Number. . . . . . . . . . . . . . . . . . . . . . . .21


Exhibit I        Certificate of Formation

Schedule A       Names, Addresses, Capital Contributions and Percentage
                 Interests of Members

Schedule B       ImmuCell Equipment Contributed to the Company

                      LIMITED LIABILITY COMPANY AGREEMENT

                                      OF

                             AGRICELL COMPANY, LLC

                        Dated as of September 10, 1996


  LIMITED LIABILITY COMPANY AGREEMENT made and entered into as of the   10th day
of September, 1996, by and between IMMUCELL CORPORATION, a Delaware corporation ("ImmuCell"), and AGRI-MARK, INC., a Delaware corporation ("AMI"). ImmuCell and AMI are hereinafter referred to collectively as the "Members."

                                R E C I T A L S

  WHEREAS, the parties hereto wish to form a limited liability company, to be called AgriCell Company, LLC (the "Company"), under and pursuant to the Delaware Limited Liability Company Act codified at Del. Code tit. 6, S18-101 et seq. (the "Act"), for the purpose of engaging in such business activities authorized under the Act and as provided in this Agreement;

  WHEREAS, the parties hereto agree that their respective rights, powers, duties and obligations as Members, and the management, operations and activities of the Company, shall be governed by this Agreement;

  NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  Definitions

  For purposes of this Agreement, unless the context otherwise requires:

  "Act" means the Delaware Limited Liability Company Act, codified at Del. Code tit. 6, S18-101 et seq., as amended from time to time.

  "Adjusted Capital Account" means, with respect to any Member, the balance in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

       (i) Credit to such Capital Account any amounts which such Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations SS1.704-2(g)(1) and 1.704-2(i)(5); and

       (ii) Debit to such Capital Account the items described in Regulations SS1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations S1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

  "Agreement" means this Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

  "AMI Improvements" shall mean any and all inventions, modifications, discoveries, ideas, developments and enhancements related to the manufacture of the Lactoferrin Product, which inventions, etc., are conceived or first reduced to practice by AMI after August 1, 1996 and prior to December 31, 1997.

  "AST" shall mean Advanced Separation Technologies, Inc. a Florida corporation located in Lakeland, Florida, which owns the ISEP System and which has granted an exclusive license, with the right of sublicense, to ImmuCell to use the ISEP System as part of the Lactoferrin Technology.

  "Capital Account" means the Capital Account maintained for each Member pursuant to Section 5.2.

  "Capital Contribution(s)" means the aggregate of all contributions made by a Member to the Company pursuant to Section 5.1 hereof.

  "Certificate of Formation" means the Certificate of Formation of the Company, as filed with the Secretary of the State, as amended from time to time.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Company" means AgriCell Company, LLC, created by the Certificate of Formation and this Agreement pursuant to the Act.

  "Company Improvements" shall mean any and all inventions, modifications, discoveries, ideas, developments and enhancements related to the manufacture of the Lactoferrin Product, which inventions, etc., are conceived or first reduced to practice by the Company prior to the expiration or termination of this Agreement.

  "Company Minimum Gain" has the meaning set forth in Regulation S1.704-2(d), but substituting the term "Company" for the term "partnership" as the context requires.

  "Confidential Information" shall mean any know-how, technology, expertise and information, whether or not patented or patentable, copyrighted or copyrightable, and any designs, processes, procedures, formulae, or improvements which relate to the development, formulation, production, manufacture or marketing of the Lactoferrin Product and which are confidential and commercially valuable in the sense that their confidentiality affords the disclosing party a competitive advantage over its competitors.

  "Fiscal Year" means the year ended November 30th.

  "Gross Income" means all items of income and gain that are included in the definition of Income and Loss(es).

  "ImmuCell Improvements" shall mean any and all inventions, modifications, discoveries, ideas, developments and enhancements related to the manufacture of the Lactoferrin Product, which inventions, etc., are conceived or first reduced to practice by ImmuCell after August 1, 1996 and prior to December 31, 1997.

  "ImmuCell License Agreements" has the meaning set forth in Section 11.1.

  "Income and Loss(es)" means taxable income or loss plus income exempt from federal income tax as determined in accordance with the accounting methods followed by the Company for federal income tax purposes, adjusted to reflect book-tax disparities as required by Regulation S1.704-1(b)(2)(iv)(g).

  "Initial Working Capital" means cash contributed by AMI to fund initial production and sales of Lactoferrin Product and is not intended to include working capital requirements after the Company becomes self-funding.

  "Interest" means the entire ownership interest of a Member in the Company at any particular time, including, without limitation, the right of such Member to participate in the Company's Income and Losses, distributions and any and all benefits to which a Member may be entitled as provided in this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement.

  The "ISEP System" shall mean certain patented process and equipment technology owned by AST relating to the design, manufacture and operation of equipment for use in continuous chromatography described in U.S. Patent Nos. 4,522,726, 4,764,276, 4,808,317 and 5,069,883.

  "Lactoferrin Product" shall mean lactoferrin which is derived from cheese whey using the Lactoferrin Technology.

  "Lactoferrin Technology" shall mean know-how, technology, information and processes owned by and/or licensed to ImmuCell and used in deriving lactoferrin from cheese whey using the ISEP System as of August 1, 1996.

  "Manager" means, initially, Richard Langworthy, and any Person who becomes a substitute or replacement Manager as permitted by this Agreement, in each such Person's capacity as a Manager of the Company.

  "Member(s)" means each Person named as a Member in this Agreement and any Person who becomes an additional, substitute or replacement Member as permitted by this Agreement, in each such Person's capacity as a Member of the Company.

  "Nonrecourse Deductions" has the meaning set forth in Regulation
S1.704-2(b)(1).

  "Percentage Interest" means, with respect to each Member, such Member's Percentage Interest in the Company as set forth on Schedule A attached hereto and made a part hereof.

  "Person" means any partnership, joint venture, association, corporation, limited liability company, trust or other entity and, where the context so permits or requires, a natural person.

  "Regulations" means the regulations (including any proposed or temporary regulations) issued under the Code by the Department of the Treasury, as they may be amended from time to time, or any applicable successor regulations. Reference herein to any particular section of the Regulations shall be deemed to refer to the corresponding provision of any applicable successor regulations.

  "Secretary of State" means the Secretary of State of the State of Delaware.

  "Tax Matters Member" has the meaning set forth in Section 10.2.

  "WPI" means whey protein isolate, a protein found in cheese whey consisting of alpha lactalbumin and beta lactoglobulin.

                                  ARTICLE II

                           Formation of the Company

  2.1. Formation and Name of Company. The undersigned parties do hereby agree to form and do ratify the formation of a limited liability company under the name "AgriCell Company, LLC" pursuant to the Act. Prior to or upon the execution of this Agreement, the Members have caused or shall cause to be filed with the Secretary of State the Certificate of Formation substantially in the form annexed hereto as Exhibit I. The Manager shall execute and file or record with the proper offices any other certificates or instruments required by the Act or by any fictitious name act or similar statute in effect from time to time.

  2.2. Purpose. The purpose of the Company is (i) to manufacture, market and sell Lactoferrin Product and to engage in all activities and transactions as the Manager may deem necessary or advisable or incidental in connection therewith, and (ii) to engage in such other business activities as may be authorized under the Act and as may be approved from time to time by all of the Members.

  2.3. Registered Office; Registered Agent. The registered office in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company.

  2.4. Principal Place of Business. The principal place of business of the Company is Milk Street Office Park, 100 Milk Street, Methuen, Massachusetts 01844, or such other place as from time to time may be designated by the Manager.


                                 ARTICLE III

               Rights and Obligations of Members; Voting Rights

  3.1. Members. Each Member who is a party to this Agreement and each Person who may hereafter be admitted as a Member of the Company shall be a Member of the Company until each ceases to be a Member in accordance with the Act or this Agreement.

  3.2. Voting Rights. Except as may otherwise be provided in the Act or this Agreement, the affirmative vote, approval or consent of all of the Members shall be required to decide any matter connected with the business or affairs of the Company not otherwise within the decision-making authority of the Manager.

  3.3. Liability of Members. No Member, in its capacity as a Member, shall have any liability to restore any negative balance in its Capital Account or to contribute to, or in respect of, the liabilities or the obligations of the Company, or to restore any amounts distributed from the Company, except as may be required under the Act or other applicable law. In no event shall any Member, in its capacity as a Member, be personally liable for any liabilities or obligations of the Company.


                                 ARTICLE IV

                                 Management

  4.1. Management Generally. The management of the Company shall be vested exclusively in a single Manager, who shall be an officer of AMI occupying a position at least as senior as a Senior Vice President. Richard Langworthy, a current Senior Vice President of AMI, is hereby appointed and confirmed as the initial Manager of the Company. In the event that Mr. Langworthy shall hereafter cease to occupy a position at AMI at least as Senior as Senior Vice President, he shall automatically cease to be the Manager of the Company effective on the date of his termination from his position at AMI. Mr. Langworthy's successor shall be selected by agreement of the Members. Except as otherwise provided herein, the Members shall have no part in the management of the Company, and shall have no authority or right to act on behalf of the Company in connection with any matter.

  4.2. Authority of Manager. Except as otherwise provided in this Agreement, and subject to the provisions of Section 4.3, the Manager shall have the power on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company set forth in Section 2.2, and to perform such acts and enter into and perform such contracts and other undertakings on behalf of the Company that the Manager may deem necessary, advisable, or incidental thereto.

  4.3. Limitations on Authority. The Manager shall not have the authority to take any of the following actions without the consent of all of the Members:

       (a)  Merger.  Merge or consolidate with any other Person.

       (b) Transfer Assets. Sell, convey, transfer, mortgage, or otherwise dispose of or encumber, or agree to sell, convey, transfer, mortgage or otherwise dispose of any assets of the Company having an original cost in excess of $5,000.

       (c) Bankruptcy. Make an assignment for the benefit of creditors, or admit in writing its inability to pay its debts as they mature, or generally fail to pay its debts as they mature and become due, or petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for the Company, or of any substantial part of its assets, or commence any case or other proceeding relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction now or hereafter in effect, or take any action in furtherance of any of the foregoing.

       (d) Liquidation or Wind-Up. Dissolve, liquidate, terminate or wind-up the Company except as otherwise provided in this Agreement.

       (e)  Fiscal Year.  Change the Company's fiscal year end from November
  30.

       (f) Capital Expenditures. Excepting the $775,000 in fixed asset purchases defined by Schedule A, make any individual capital expenditure in excess of $5,000 subject to the aggregate maximum limit of $25,000 during any one Fiscal Year.

       (g)  Distributions.  Determine the amount of any distribution under
Section 7.1

       (h)  Tax Status.  Change the tax status of the Company under the Code.

       (i)  Members.  Admit new Members or permit the withdrawal of Members.

       (j) Business. Engage in any business activity not specified in Section 2.2(i).

       (k)  Amendment.  Amend this Agreement.

       (l) Additional Capital Contributions. Permit Members to make additional Capital Contributions.

       (m) Litigation. Commence, conduct or settle any litigation or legal proceeding.

       (n)  Borrowings.  Borrow any money.

       (o) Contracts. Enter into any contract requiring total payments by or to the Company in excess of $5,000.

       (p)  Personnel.  Hire any personnel.

       (q) Bank Accounts. Open any bank accounts and determine authorized signatories for such accounts.

       (r)  Compensation of Manager.  Pay compensation to the Manager.

  4.4. Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the certificate of the Manager to the effect that the Manager is then acting as the Manager and upon the power and authority of a Manager as herein set forth.

  4.5. Activities of Manager. The Manager shall devote so much of his time to the affairs of the Company as in his judgment the conduct of the Company's business shall reasonably require and the Manager shall not be obligated to do or perform any act or thing in connection with the business of the Company not expressly set forth herein.

  4.6. Exculpation. The Manager shall not be liable to any Member or the Company for any act or failure to act on behalf of the Company, unless such act or failure to act resulted from the Manager's willful misfeasance or gross negligence. The Manager may consult with counsel and accountants in respect of Company affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants.

  4.7. Indemnification.

       (a) Indemnification by the Company. The Company, out of its own assets and not out of the assets of any Member, shall indemnify and hold harmless the Manager from and against any loss, expense, judgment, settlement cost, fee and related expenses (including attorneys' fees and expenses), costs or damages suffered or sustained by reason of being or having been a Manager or arising out of or in connection with action or failure to act unless such act or failure to act was the result of the Manager's willful misfeasance or gross negligence.
The Company shall advance reasonable attorneys' fees and other costs and expenses incurred by the Manager in connection with the defense of any action or proceeding which arises out of conduct which is the subject of the indemnification provided hereunder, subject to the agreement of the Manager to reimburse the Company for such advance to the extent that it shall finally be determined by a court of competent jurisdiction that the Manager was not entitled to indemnification under this Section 4.7(a). Notwithstanding the foregoing, the provisions of this Section 4.7(a) shall not be construed so as to provide for the indemnification of the Manager for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law.

  (b) Indemnification by ImmuCell. Subject to the limitation on liability set forth below and to the provisions of Section 11.1 regarding Improvements, ImmuCell shall indemnify and hold harmless the Company and AMI from and against all losses, liabilities and expenses including reasonable attorneys fees arising out of any claim against the Company and AMI by any third party for infringement of any patent, tradesecret, copyright or other intellectual property right relating to the Company's and AMI's use of the Lactoferrin Technology or the ISEP System, provided that ImmuCell is given prompt notice of such claim and has control of the defense and settlement of such claim. ImmuCell shall defend against any case of infringement or obtain a license for the Company and AMI to use the Lactoferrin Technology to the full extent contemplated by this Agreement. Such a license for AMI shall only be applicable to AMI's license to use the ISEP System and the Lactoferrin Technology contemplated in Section 9.6. ImmuCell's entire liability to the Company and AMI under this Section 4.7(b) shall be limited to the aggregate amount of Income allocated to ImmuCell under this Agreement. Any royalties, license fees or defense costs resulting from the Company's use of the Lactoferrin Technology are to be an obligation of the Company. The Company has the right to deduct such royalties, license fees and defense costs from ImmuCell's portion of Income. If such estimated defense costs, royalties or license fees exceed ImmuCell's Income, all other Members shall share in the control of any such defense and in the settlement of any such claim and in the negotiation of any such royalties and licenses.

  4.8. Payment of Costs and Expenses. The Company shall pay all legal and accounting fees and other costs and expenses incurred by the Company in connection with the initial structuring and organization of the Company from and out of the Initial Working Capital to be contributed by AMI.

  4.9. Resolution of Deadlocks. In the event of a deadlock among the Members with respect to any action, as declared in writing by any of the Members, the deadlock may be resolved by agreement between all of the members. Failing resolution by the Members, the Members shall enter into Arbitration as defined in Article XII herein.


                                  ARTICLE V

                  Capital Contributions and Capital Accounts

  5.1. Capital Contributions. Each of the Members hereby agrees to contribute to the Company in cash or property the amount set forth in Schedule A promptly following the execution of this Agreement. These contributions shall constitute the initial amount of each Member's Capital Contribution. Except as set forth on Schedule A, no Member shall be obligated to make any additional Capital Contribution to the Company. Members may make additional Capital Contributions in cash or property with the consent of all of the Members. No interest shall be paid on any Capital Contribution by any Member.

  5.2. Capital Accounts. A separate Capital Account shall be established and maintained for each Member in compliance with Regulations S1.704-1(b). The provisions of this Agreement shall be interpreted and applied in a manner consistent with such section of the Regulations.

  5.3. Determination of Certain Matters.  Except as otherwise provided in
Article X, all matters concerning the valuation of assets of the Company, and the allocation of Income and Loss(es), items of income, deduction, gain, loss, credit, accounting procedures and other matters among the Members not expressly provided for by the terms of this Agreement shall be determined by the Members.


                                   ARTICLE VI

                                  Allocations

  6.1. General Allocations. Income and Loss(es) for each Fiscal Year from operations of the Company shall be allocated among the Members in proportion to their Percentage Interests, except as provided in Section 6.2 below.

  6.2. Priority Income and Final Year Allocations.

       (a) Income shall be allocated 90% to AMI and 10% to ImmuCell until the aggregate income allocated to AMI pursuant to this Section 6.2(a) equals the aggregate amounts distributed and to be distributed to AMI pursuant to Section 7.2.

       (b) For the Fiscal Year in which the Company terminates, or in which substantially all of its assets are sold, allocations of Income and Loss(es), including gross allocations of items of Income and Loss(es) shall be made so that the Capital Accounts of the Members are proportional to the distributions to be made to the Members under Article IX.



       6.3. Special Allocations.  Notwithstanding any other provisions of this
Article VI, the following special allocations shall be made in the following order:

       (a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, the Members shall be specially allocated Gross Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation S1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to the Members pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation S1.704-2(f)(6). This Section 6.3(a) is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith.


       (b) Nonrecourse Deductions. Any Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Members in accordance with their Percentage Interests.

       (c) Member Nonrecourse Debt Chargeback. If during any Fiscal Year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain (as such term is defined by Regulation S1.704-2(i) but substituting the term "Member" for the term "partner" as the context requires) then each Member shall be specially allocated Gross Income for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in the manner provided in Regulation S1.704-2(i). This Section 6.3(c) is intended to comply with the partner nonrecourse debt chargeback provisions of Regulation S1.704-2(i).

       (d) Member Nonrecourse Deductions. Member nonrecourse deductions (as defined in Regulation S1.704-2(i)(2) but substituting the term "Member" for the term "partner" as the context requires) shall be allocated as prescribed in Regulation S1.704-2(i)(1).

       (e) Limitations. No allocations of items of loss shall be made to a Member if such allocation would cause or increase a deficit in such Member's Adjusted Capital Account. Any such item shall instead be allocated to other Members to the extent of, and in proportion to, their positive Adjusted Capital Accounts.

       (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations SS1.704-1(b)(2)(ii)(d)(4), (5) or (6), Gross Income shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible provided that an allocation pursuant to this Section 6.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 6.1 and 6.2 have been tentatively made as if this Section 6.3(f) were not in the Agreement.

       (g) Curative Allocations. Any special allocations pursuant to Sections 6.3(e) and (f) shall be taken into account in computing subsequent allocations pursuant to Article VI, so that the allocations of Income and Loss(es) allocated to each Member pursuant to Article VI shall be equal to the allocations of Income and Loss(es) that would have been allocated to each Member pursuant to the provisions of Article VI if the adjustments, allocations, or distributions and the resulting special allocations pursuant to Sections 6.3(e) and (f) had not occurred.

  6.4. Allocations for Tax Purposes. Taxable income, gain, loss or deduction of the Company (as well as any credits and the basis of property to which such credits apply) as determined for federal income tax purposes shall be allocated in the same manner as the corresponding Income and Loss(es) is allocated for purposes of adjusting Capital Accounts hereunder. In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its initial book value.


                                 ARTICLE VII

                         Distributions and Withdrawals

  7.1. Distributions. Upon determination by the Members and subject to the reasonably anticipated business needs and opportunities of the Company, including the establishment of any reserves deemed necessary, amounts available for distribution by the Company, if any, shall be distributed to the Members not less frequently than annually, in proportion to their respective Percentage Interests except as provided in Section 7.2 below.

  7.2. Priority Distribution   AMI shall receive 90% of any and all
distributions until AMI receives the return of an amount equal to its Capital Contributions while ImmuCell shall receive the remaining 10%. Subsequent to this Priority Distribution in favor of AMI, distributions shall be made in accordance with Section 7.1, above.

  7.3. Withdrawals. Except as provided in this Agreement, no Member shall be entitled to withdraw from the Company all or any part of its Capital Account. A Member, irrespective of the nature of its Capital Contributions, shall only have the right to receive distributions in cash, although such Member may receive a distribution in kind upon the approval of the Members.

  7.4. Conditions. No Member shall have the right to withdraw from the Company all or any part of its Capital Account or Capital Contribution pursuant to
Section 7.3 until:

       (a) all liabilities of the Company have been paid or there remains property of the Company sufficient to pay them; or

       (b)  the consent of all of the Members is obtained.

  7.5. Source of Distributions. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and the Member's Capital Contributions thereto and shall have no recourse therefor (upon dissolution or otherwise) against the other Members. Except as provided for in
Article IX, no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

  7.6. Tax Withholding. The Manager may withhold taxes from any allocation or distribution to any Member to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Company shall be deemed to be a distribution or payment to such Member, and the Manager shall reduce the amount otherwise distributable or allocable to such Member pursuant to this Agreement and shall reduce the Capital Account of such Member accordingly.


                                ARTICLE VIII

                        Transfers of Members' Interests

  8.1. Transfer of Interest. No Member may sell, assign, transfer, pledge, donate, alienate, hypothecate, encumber or otherwise dispose of its Interest in the Company (hereinafter "Transfer") except with the prior written consent of all of the nontransferring Members, which consent shall not be unreasonably withheld. Failure to approve a proposed transfer within thirty (30) days shall be deemed a rejection. Any Transfer of Interest made in violation of this Section shall be deemed void. No transferee shall become a Member except as provided in Section 8.3.

  8.2. Conditions of Transfer. No Transfer of Interest shall be effective unless:

       (a) The transferee on or prior to the date of Transfer agrees in writing to be bound by all the terms and conditions of this Agreement; and

       (b) The transferee on or prior to the date of transfer agrees in writing to assume all obligations and liabilities of the Member from whom such transferee is receiving the transferred Interest.

  8.3. Admission of New Members.

       (a) No Person shall be admitted as a Member of the Company after the date of this Agreement without the written approval of all of the Members.

       (b) Upon admission of a new Member in accordance with the Act and this Agreement, the Manager shall establish a Capital Account which shall be credited with the Capital Contribution of the new Member, and Schedule A shall be adjusted accordingly.

  8.4. Involuntary Assignment by a Member.

       (a) In the event a Member's Interest is taken by levy, foreclosure, charging order, execution or other similar involuntary proceeding, the Company shall not dissolve, but the statutory or other involuntary assignee of said interest shall be entitled to no more than to receive the distributions, subject to Section 7.1, and allocations of Income and Losses attributable to the Member's Interest in the Company, in accordance with the Member's Percentages Interest. In no event shall said assignee have the right to interfere with the management or the administration of the Company's business, assets, or affairs, or to become a Member except as provided in
  Section 8.3.

       (b) Upon any such event, the Company shall promptly notify the other Members, including in such notice the name and address of the transferee or proposed transferee and the purchase price determined pursuant to the following paragraph. The other Members shall have an option, exercisable within thirty (30) days of receipt of such notice, to purchase the Interest subject to levy, foreclosure, charging order, execution or similar proceeding in proportion to their respective Percentage Interests, or in such other proportion as they may agree. The other Members shall give notice of exercise of their option to purchase to the Member (or former Member), the transferee (or proposed transferee) and the Company. If any Member fails or declines to exercise the option to purchase in this paragraph, then that portion of the Interest not so purchased may be acquired by the other Members in proportion to their respective Percentage Interests or in such other proportion as they may agree.

       (c) The purchase price shall be 90% of fair market value, determined by agreement of the transferring party and the Company (represented by the Manager or, if the Interest of AMI is at issue, by consent of the non-transferring Members). If agreement on fair market value cannot be reached, then the valuation shall be referred to arbitration pursuant to
  Article XII. The Company need not give notice of the right to purchase the transferred Interest to the Members until the purchase price has been determined hereunder.

  8.5. Withdrawal of Members. Except as this Agreement otherwise expressly provides, no Member shall have the right or the power to withdraw or resign from the Company without the consent of all of the Members.


                                   ARTICLE IX

                                  Dissolution

  9.1. Dissolution. The Company shall be dissolved and its affairs wound up on the first to occur of the following and not upon the occurrence of any other event:

       (a) The allocations of income to the Members as provided in Article VI shall fail to equal or exceed $25,000 in the aggregate in respect of any fiscal year commencing with the fiscal year ending November 30, 1998;

       (b) Except as provided for in Section 8.4(a) and (b), the death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member; provided, however, that if an event specified in this Section 9.1(b) occurs with respect to a Member and there are at least two Members remaining, then the Company shall be continued upon the election of all the remaining Members; such election to be made within ninety (90) days of receipt of notice of the event otherwise giving rise to the dissolution of the Company;

       (c)  Entry of a decree of judicial dissolution of the Company;

       (d) The sale or other disposition of all or substantially all of the assets of the Company; or

       (e)  Vote of all of the Members.

  In the event of such dissolution except as Section 9.1(b) may apply to ImmuCell, AMI shall be prohibited from manufacturing Lactoferrin Product for a period of 5 years, and all written documents, information, material, procedures, processes, patents and know-how related to the Lactoferrin Technology will be returned to ImmuCell within 30 days, and AMI shall not copy or make use of any such document or know-how.

  9.2. Winding Up and Liquidation. Upon the dissolution of the Company, the Company shall cease to engage in any further business, except to the extent necessary to perform existing obligations, and shall wind up its affairs and liquidate its assets. The Manager shall appoint a liquidator who shall wind up and liquidate the Company's business and affairs. During the course of liquidation, the Members shall continue to share Income and Losses as provided in Article VI of this Agreement.

  9.3. Liabilities. Liquidation shall continue until the Company's affairs are in such condition that there can be a final accounting, showing that all fixed or liquidated obligations and liabilities of the Company are satisfied or can be adequately provided for under this Agreement. The assumption or guarantee in good faith by one or more financially responsible persons shall be deemed to be an adequate means of providing for such obligations and liabilities. When the liquidator has determined that there can be a final accounting, the liquidator shall establish a date for the distribution of the proceeds of liquidation of the Company (the "Distribution Date"). The net proceeds of liquidation of the Company shall be distributed to the Members as provided in
Section 9.5 hereof not later than the Distribution Date.

  9.4. Settling of Accounts. Subject to any applicable provisions of the Act, upon the dissolution and liquidation of the Company, the proceeds of liquidation shall be applied as follows: (i) first, to pay all expenses of liquidation and winding up; (ii) second, to pay all debts, obligations and liabilities of the Company in the order of priority as provided by law; and (iii) third, to establish reasonable reserves for any remaining contingent or unforeseen liabilities of the Company not otherwise provided for, which reserves shall be maintained by the liquidator on behalf of the Company in a regular interest-bearing trust account for a reasonable period of time as determined by the liquidator. If any excess funds remain in such reserve at the end of such reasonable time, then such remaining funds shall be distributed by the Company to the Members pursuant to Section 9.5 hereof.

  9.5. Distribution of Proceeds. Subject to any restrictions contained in the Act, and except as otherwise provided in Section 9.6, upon final liquidation of the Company the net proceeds of liquidation, if any, shall be distributed to the Members as follows: (i) first, irrespective of any amounts distributed to AMI under Section 9.5 (ii) and (iii), to return the Lactoferrin Technology, all patent rights and the assets contributed by ImmuCell, except for the pilot ISEP System, to ImmuCell; (ii) second, to return a portion of the value of the Company's assets (other than those assets specifically designated under this Section 9.5 (i) and (iii) and Section 9.6) to AMI such that the value distributed to AMI under this provision does not exceed the amount contributed by AMI under Schedule A, paragraph #2 and #3 minus the amounts previously distributed to AMI under Section 7.2; (iii) third, to return the pilot ISEP System contributed by ImmuCell to AMI; and (iv) fourth, the balance in proportion to their Percentage Interest.

  9.6. Disposition and Use of ISEP System.

       (a) Provided that the value distributed to AMI under this Section 9.6(a) does not exceed the amount contributed by AMI under Schedule A, paragraph #1 minus the amounts previously distributed to AMI under Section 7.2 and provided that the value distributed to ImmuCell under this Section 9.6(a) does not exceed the amount contributed by ImmuCell under Schedule A, paragraph #4 minus the amounts previously distributed to ImmuCell under Section 7.2, upon the dissolution and liquidation of the Company pursuant to this Article IX, the Company may sell the commercial ISEP System described in AMI's purchase order #43810 to a third party in which case 76.19% of the proceeds shall go to AMI and 23.81% of such proceeds shall go to ImmuCell. ImmuCell shall have the right to match the purchase price offered by any third party, or;

       (b) At any time within one year of installation of the commercial ISEP System described in AMI's purchase order #43810 in the Middlebury, Vermont plant and provided that the value distributed to AMI under this Section 9.6(b) does not exceed the amount contributed by AMI under Schedule A, paragraph #1 minus the amounts previously distributed to AMI under Section 7.2, upon the dissolution and liquidation of the Company pursuant to this Article IX, AMI has the right to sell its 76.19% portion of such ISEP System to ImmuCell for $200,000. AMI will be under no obligation to make such a sale but ImmuCell will be obligated to make such a purchase within ninety (90) days of notification by AMI of its desire to make such a sale. AMI will provide seller financing for the purchase price with terms of three years and twelve percent interest, payments of principal and interest to be made monthly.

  9.7. Termination

       (a) Any Member may terminate the Company with or without cause by giving sixty (60) days advance written notice to all other Members. In the event of termination of the Company, the provisions of this Article IX shall apply.

       (b) If ImmuCell terminates or causes the termination of the Company, AMI shall have the right to buy and if AMI exercises such right, ImmuCell shall have the obligation to sell ImmuCell's 23.81% portion of the commercial ISEP System described in AMI's purchase order #43810 to AMI for its then current market value not to exceed $125,000 and grant an exclusive license to AMI to use the ISEP System and the Lactoferrin Technology and all the AMI Improvements, Company Improvements and ImmuCell Improvements to manufacture and sell Lactoferrin Product and AMI will pay ImmuCell a royalty equal to 3% of net sales of the Lactoferrin Product.

       (c) Upon termination of the Company by AMI, AMI shall be prohibited from manufacturing Lactoferrin Product for a period of five years, and all written documents, material, information, procedures, processes, patents and know-how related to Lactoferrin Technology and all the AMI Improvements, Company Improvements and ImmuCell Improvements will be returned to ImmuCell within thirty days, and AMI shall not copy or make use of any such document or know-how.

  9.8. Filing. Upon dissolution and liquidation of the Company, the party or parties acting as the liquidator shall cause to be executed and filed with the Secretary of State articles of dissolution in accordance with the Act.


                                   ARTICLE X

                        Tax Returns; Reports to Members

  10.1. Filing of Tax Returns. The Manager shall prepare and file, or cause the Company's accountants to prepare and file, a federal information tax return in compliance with Section 6031 of the Code, consistent with the Code and the Regulations, and any required state and local income tax and information returns for each tax year of the Company, subject to the prior approval of the Tax Matters Member. Any provisions hereof to the contrary notwithstanding, solely for U.S. federal income tax purposes, each Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, that the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

  10.2. Tax Matters Member. As used herein, "Tax Matters Member" shall have the same meaning as "tax matters partner" as used in the Code. For all purposes of Code Sections 6221 through 6232, the Tax Matters Member shall make all tax elections available to the Company in such manner as he determines is in the best interest of the Members and consistent with the Code and the Regulations. In the event a tax controversy shall arise, the Tax Matters Member, shall employ such attorneys and accountants and other experts to represent the Company as the Tax Matters Member determines to be appropriate. The cost of pursuing any tax controversy shall be borne exclusively by the Members affected by the matter in controversy. The Tax Matters Member, with the approval of those Members of the Company affected by any tax claim or controversy, shall have exclusive authority to settle any income tax controversy or initiate any income tax proceeding required to be conducted, maintained or settled in the name of the Company, provided such action imposes no financial or other liability on the Company, its property, or any Member not affected by such claim, controversy, proceeding or settlement. The Tax Matters Member shall be a Member appointed by the Members to serve in such capacity. The initial Tax Matters Member shall be AMI, acting through Richard Langworthy.

  10.3. Reports to Members. As soon as practicable after the end of each quarter of each Fiscal Year, the Manager shall deliver to each Member an unaudited balance sheet and income statement for the Company and a status report of the Company's activities. As soon as practicable after the end of each Fiscal Year the Manager shall deliver to each member a balance sheet, income statement and statement of cash flows for the Company and a statement of the Members' capital, all reviewed by the Company's independent accountants. Within 90 days after the end of each Fiscal Year, or as soon as practicable after receipt of all necessary information by the Company, if later, the Company shall prepare and mail to each Member and, to the extent necessary, to each former Member (or such Member's legal representatives), a report setting forth in sufficient detail such information as shall enable such Member or former Member (or such Member's legal representatives) to prepare their respective federal, state and local income tax returns in accordance with the laws, rules and regulations then prevailing.

  10.4. Records to be Kept. The Company shall keep at its principal place of business or at such other office as shall be designated by the Manager:

       (a) A current list in alphabetical order of the full name and last known business, residence or mailing address of each Member;

       (b) A current list in alphabetical order of the full name and last known business, residence or mailing address of each Manager;

       (c) A copy of the filed Certificate of Formation and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed;

       (d)  Copies of this Agreement, and all amendments hereto;

       (e) Copies of the Company's federal income tax returns and reports, if any, for the five most recent years; and

       (f) Copies of any financial statements of the Company for the five most recent years.

  10.5. Inspection of Company Records. The accounting books and records set forth in Section 10.4 shall be open to inspection upon the reasonable request of any Member at any reasonable time during usual business hours, for a purpose reasonably related to such Member's interest as a Member. Such inspection by a Member may be made in person or by agent or attorney, and the right of inspection includes the right to copy and make extracts.


                                 ARTICLE XI

                     Additional Agreements of the Members
  11.1. License by ImmuCell. During the term of this Agreement, ImmuCell hereby grants to the Company the right to purchase ISEP Systems from AST and an exclusive, non-terminable, non-transferrable, royalty free license to use the Lactoferrin Technology to manufacture Lactoferrin Product including an exclusive sublicense to use the ISEP System and all ImmuCell Improvements to manufacture Lactoferrin Product. In the event that an ImmuCell Improvement requires a royalty or license fee to be paid to a non-Member, the Company shall be obligated to pay the full royalty or license fee arising from the Company's use if the Company elects to use such ImmuCell Improvement. The Company shall defend against any case of infringement relating to the Company's use of the AMI Improvements, Company Improvements or ImmuCell Improvements or the Company shall obtain a license for the Company to use such improvements. ImmuCell hereby grants to AMI a right and license to purchase and use one ISEP System for the production of WPI from the cheese whey processed at AMI's Middlebury, Vermont facility only. This license shall bear a royalty equal to 3% of net sales of proteins bound by chromotograpy. AMI agrees to abide by the terms and conditions of the Agreement for Exclusivity between AST and ImmuCell dated August 30, 1993 and all subsequent amendments thereto.

  11.2.     Additional Services Provided by Members.

       (a) Supply of Cheese Whey. AMI agrees to supply cheese whey to the Company at no cost for the manufacture of Lactoferrin Product at the Middlebury, Vermont facility. If the Company endeavors to manufacture Lactoferrin Product at other facilities, the supply of cheese whey will be separately negotiated.

       (b) Freeze Drying. ImmuCell agrees to freeze dry the Lactoferrin Product produced by the Company at the Middlebury, Vermont facility at a cost equal to a 30% discount to the next best quote from a commercial freeze dryer. The Company shall be responsible for the cost of shipping the Lactoferrin Product to ImmuCell's facility in Portland, Maine for freeze drying. If the Company endeavors to manufacture Lactoferrin Product at other facilities, the cost of freeze drying that product will be separately negotiated.


  11.3. Patents and Improvements. The Company shall be responsible for the cost of seeking patent protection for any AMI Improvements, Company Improvements or ImmuCell Improvements, if the Company intends to use any such improvements, if deemed patentable. ImmuCell and AMI agree to cooperate in good faith in the pursuit of such patent protection by the Company. Any such patent shall be owned by the Company and licensed to ImmuCell and to AMI, and to no others, on a royalty-free basis for the life of the patent with no rights to sublicense.

                                    ARTICLE XII

                              Dispute Resolution

  Any dispute, claim or controversy under this Agreement, including any dispute over the fair market value of a Member's Interest, shall be resolved by binding arbitration pursuant to such rules as the disputing parties may agree, or if they cannot agree within thirty (30) days, pursuant to the rules of commercial arbitration of the American Arbitration Association upon written notice of either party. Such dispute shall be settled by arbitration under the laws of the State of Delaware, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). In rendering its decision, the arbitration tribunal shall apply the substantive laws of the State of Delaware and interpret this Agreement in accordance with its terms. The determination of the arbitration tribunal shall be conclusive and binding upon the Parties hereto. The dispute will be decided by a panel of three arbitrators to be appointed as provided in Section 13 of the AAA Commercial Arbitration Rules.

  The award of the arbitration tribunal may be, alternatively or cumulatively, for monetary damages, an order requiring the performance of non-monetary obligations (including specific performance) or any other appropriate order or remedy. The arbitrators may issue interim awards and order any provisions or measures which should be taken to preserve the respective right of either party. The decision of the arbitrators may be enforced in any tribunal of competent jurisdiction.

  Each Member shall bear its own costs and expenses of the arbitration, and the Members shall share equally the cost of the arbitrators; provided that any Member instituting a claim or providing a defense under this Section which the tribunal shall declare to be frivolous shall pay all costs and expenses, including attorney's fees and costs, incurred in connection with such arbitration.

  The arbitration procedure herein shall be the exclusive remedy available to the Members hereunder to resolve any dispute, claim or controversy arising hereunder.


                                 ARTICLE XIII

                                 Miscellaneous

  13.1. Representations and Warranties of the Members. Each of the Members hereby represents and warrants that he has validly executed this Agreement and the same constitutes the binding obligation of such Member. Each of the Members has full power, authority and capacity to enter into this Agreement and to carry out its respective obligations as described in this Agreement.

  13.2. Successors and Assigns. This Agreement shall be binding on the executors, administrators, heirs, and successors and assigns of the Members.

  13.3. Amendments. The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of all of the Members.

  13.4. Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to Delaware choice of law provisions.

  13.5. Notices. Each notice relating to this Agreement shall be in writing and delivered in person, by facsimile or by registered or certified mail. The receipt of any notice transmitted by facsimile must be confirmed by any means acceptable in the preceding sentence to be effective; provided, however, that such a confirmation does not, in turn, have to be confirmed. All notices to the Company shall be addressed to its principal office and place of business. All notices addressed to a Member shall be addressed to such Member at the address listed in Schedule A attached hereto. Any Member may designate a new address by notice to that effect given to the Company. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given upon receipt.

  13.6. Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in constructing the terms and provisions of this Agreement.

  13.7. Counterparts. This Agreement may be executed upon an original and one or more duplicate originals, including on a counterpart execution page, all of which taken together shall constitute one agreement.

  13.8. Severability. If any term or provision of this Agreement is for any reason deemed illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, and each such term or provision shall be valid and enforceable to the fullest extent permitted by law.

  13.9. Seal. The Managers may adopt a seal of the Company in such form as the Manager shall decide.

  13.10. Gender and Number. All nouns, pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

  IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

                                MEMBERS:

                                IMMUCELL CORPORATION



                                By:  /s/:  Thomas C. Hatch
                                      Thomas C. Hatch
				      Its:  President and CEO


                                AGRI-MARK, INC.



                                By:  /s/:  Richard Langworthy
                                      Richard Langworthy

                                     Its:  Senior Vice President

                                                                EXHIBIT I


                          CERTIFICATE OF FORMATION

                                     OF

                            AGRICELL COMPANY, LLC



FIRST: The name of the limited liability company is:

       AgriCell Company, LLC


SECOND: Its registered office in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is The Corporation Trust Company.

THIRD: The latest date upon which the Company is to dissolve is September 10, 2026.

IN WITNESS WHEREOF, the undersigned, being the individual forming the Company, has executed, signed and acknowledged this Certificate of Formation this 10th day of September, 1996.



                           /s/:  Jeffrey A. Clopeck

                           Jeffrey A. Clopeck

                                  SCHEDULE A

                 NAMES, ADDRESSES, CAPITAL CONTRIBUTIONS AND
                        PERCENTAGE INTERESTS OF MEMBERS


  Member                                       Percentage Interest
  Agri-Mark, Inc.                                        50%
  P.O. Box 5800
  Lawrence, Massachusetts  01842



  ImmuCell Corporation                                   50%
  56 Evergreen Drive
  Portland, Maine 04103


AMI Capital Contributions:

1. AMI shall contribute to the Company all of its rights in and to that certain AMI purchase order #43810 relating to the purchase of a $525,000 commercial ISEP System from AST, and AMI's 76.19% ownership interest in such ISEP System. AMI shall contribute cash in the amount of $400,000 to purchase such equipment from AST (it being understood that $6,250 of such amount has heretofore been paid by AMI in connection with its initial deposit).

2. AMI shall contribute additional cash and property to the Company, in the amount of approximately $250,000, to purchase additional processing equipment and to modify and fully equip the processing facility.

3. AMI shall contribute additional cash to the Company, in the amount of approximately $150,000, to fund the Company's Initial Working Capital requirements.

ImmuCell Capital Contributions:

4. ImmuCell shall contribute to the Company all of its rights to its 23.81% ownership interest in the commercial ISEP System described in AMI's purchase order #43810, for which ImmuCell has heretofore paid AMI the amount of $125,000.

5. ImmuCell shall contribute to the Company the pilot ISEP System and the associated pumps and hardware and the other equipment set forth in Schedule B attached hereto. It is understood and agreed that prior to any dissolution of the Company, ImmuCell shall have the right to use the pilot ISEP System for WPI development at other locations. If the Company is dissolved, the pilot ISEP
System will belong to AMI.

6. ImmuCell shall contribute one half-time equivalent employee during the twelve month period ending on August 31, 1997.

7. ImmuCell shall grant to the Company the right to purchase ISEP Systems from AST and an exclusive, non-terminable, royalty-free license to use the Lactoferrin Technology to manufacture Lactoferrin Product, including an exclusive sublicense to use the ISEP System and all ImmuCell Improvements to manufacture Lactoferrin Product. AMI and ImmuCell agree that the value of such right and license for purposes of this Agreement shall be $555,331.


                                 SCHEDULE B


                        IMMUCELL EQUIPMENT CONTRIBUTED
                                TO THE COMPANY



                         Net
                         Book
Item #  Quantity         Value           Description
   1)    one      $ 48,418.07     Pilot ISEP 30 x 7.85 liter = 235.5
                                  liter bed volume
   2)    one         7,708.52     Pilot ISEP data acquisition equipment
                                  (Gateway 386 computer LabTech Control
                                  Software & Flow Cell Sensors)
   3)    one        26,332.89     Niro pilot UF unit - 4 stages/  8 elements
   4)    four           --        Hollow fiber UF modules (UFP-30-75C AG
                                  Technology)
   5)    three       5,264.14     Tri-clover positive displacement pumps
                                  (PR010, 0.75-6.0 GPM)
   6)    one         2,379.09     Waukashau positive displacement pump
                                  (18U, 0.3 - 3.0 GPM)
   7)    three          --        Centrifugal pumps
   8)    one         2,676.22     Shell and tube heat exchanger
   9)    one         1,101.64     UV liquid sterilizer
  10)    one           394.41     500 gallon refrigerated bulk tank
                                  with stirrer and compressor
  11)    one           394.41     300 gallon refrigerated bulk tank
                                  with stirrer and compressor
  12)    one            --        Jacketed holding tank/reaction
                                  vessel (45 gallon)
  13) miscellaneous     --        Sanitary tubing and tri-clover connectors


          Total   $ 94,669.39
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